EXHIBIT 99.4

                         KNIGHTSPOINT PARTNERS II, L.P.
                          787 SEVENTH AVENUE, 9TH FLOOR
                            NEW YORK, NEW YORK 10019



                                                     March 6, 2006


Sharper Image Corporation
350 The Embarcadero, 6th Floor
San Francisco, California  94105
Attention: Secretary


Re: Notice of Director Nominations and Other Business for the 2006 Annual Meeting of Stockholders
                  -------------------------------------------


Dear Secretary:

Knightspoint Partners II, L.P. ("Knightspoint") is a holder of record of 100 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Sharper Image Corporation, a Delaware corporation (the "Company"). In accordance with the relevant provisions of the Amended and Restated Bylaws of the Company (the "Bylaws"), Knightspoint, as record and beneficial holder of the Shares, does hereby provide notice to the Company of the following proposals and other information as required by the Bylaws.

Sections 2.11 and 2.12 of Article 2 of the Bylaws provide that for business to be properly brought before any meeting of the stockholders by a stockholder, or for any stockholder to make a nomination for the election of directors, written notice of such stockholder's intent must be received by the Secretary of the Company not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year's annual meeting, provided, however, that if the date of the annual meeting is advanced more than thirty calendar days prior to, or delayed more than sixty calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the sixtieth calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Company.

In fulfillment of the requirements of Sections 2.11 and 2.12 of Article 2 of the Bylaws, this notice has been given more than ninety (90) days and not more than one hundred twenty (120) days in advance of the first anniversary of the previous annual meeting of the Company's stockholders held on June 6, 2005, which for purposes of this notice is the anticipated date of the 2006 annual meeting of the Company's stockholders. If the Company announces a different annual meeting date, Knightspoint reserves its right to provide an additional notice as provided in the Company's Bylaws.

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Sharper Image Corporation
March 6, 2006
Page 2 of 7

You are hereby notified, in fulfillment of the requirements of Sections 2.11 and
2.12 of Article 2 of the Bylaws, of the following proposals to be presented by Knightspoint to the shareholders of the Company at the 2006 annual meeting of the Company's stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "2006 annual meeting"):

         1. Proposal to amend and restate Section 3.12 of Article 3 of the Bylaws as follows:

                  Unless otherwise provided in the certificate of incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by either (i) the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at a meeting of shareholders where a quorum is present, or (ii) the majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until such director's earlier death, resignation or removal; provided, however, that any vacancies or newly created directorships that are the result of a stockholder vote may be filled only by the holders of a majority of the stock having voting power present at a meeting in person or represented by proxy. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, then either (i) the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at a meeting of shareholders where a quorum is present or (ii) a majority of the directors then in office, including those who have so resigned (but prior to such resignations occurring), shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

                  The purpose of this proposal is to permit stockholders of the Company to fill vacancies on the board and newly created directorships.

         2. Proposal to amend and restate Section 3.02 of Article 3 of the Bylaws as follows:

                  The Board of Directors shall consist of seven directors. The Board may from time to time elect one director to serve as the Chairman of the Board, to have the powers specified in these bylaws. Except as otherwise provided in the certificate of incorporation, each director shall hold office until his or her successor is elected and qualified or until such director's earlier death, resignation or removal. Directors need not be stockholders.

                  The purpose of this proposal is to provide certainty as to the size of the board of directors by fixing the number of

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Sharper Image Corporation
March 6, 2006
Page 3 of 7

                  directors. This proposal is not intended to preclude the Board of Directors of the Company from amending this provision subsequent to the 2006 annual meeting of stockholders to change the size of the Board of Directors.

         3. Proposal to repeal any new bylaws or amendments to existing Bylaws adopted by the Board of Directors on or since March 1, 2006 or adopted prior thereto but not publicly disclosed prior to March 1, 2006. The purpose of this proposal is to restrain the Board from adopting new bylaws or amending existing Bylaws to prevent the stockholders from accomplishing the objectives described in this notice and the Schedule 14A to be filed by Knightspoint with the SEC.

                  Knightspoint's interest in the above described proposed business is to prevent the entrenchment of the Board, frustration of the stockholder franchise and, ultimately, destruction of stockholder value.

Furthermore, in fulfillment of the requirements of Article 2, Section 2.11 of the Bylaws, Knightspoint hereby notifies the Company that it is nominating the following seven persons for election as directors at the 2006 annual meeting of stockholders of the Company:

                  o        Michael Glazer,
                  o        David R. Glew,
                  o        Michael S. Koeneke,
                  o        Jerry W. Levin,
                  o        David M. Meyer,
                  o        Peter M. Weil; and
                  o        Andrea Weiss.

In addition, if all such nominees are elected at the 2006 annual meeting, Knightspoint intends, at this time, to propose that Richard Thalheimer and Pamela Joyner be reappointed to an expanded board subsequent to the 2006 annual meeting for the sake of continuity and if they shall agree to serve. Depending on the outcome of the Knightspoint proposals and other circumstances, Mr. Levin has indicated his willingness to assume one or more of the positions of lead outside director, Chairman of the Board of Directors of the Company or interim Chief Executive Officer. However, there is no agreement as to the terms of any such future arrangement. Information for each nominee proposed for election to the Board of Directors is included on Schedule A to this letter. Knightspoint represents that it intends to appear in person or by proxy at the 2006 annual meeting and nominate the above nominees. Mr. Meyer and Mr. Koeneke are Managing Members of Knightspoint Partners LLC, which is an affiliate of Knightspoint.

To the extent that the Company might propose to increase the size of the Board and/or the number of directors, Knightspoint reserves the right to nominate additional nominees for election to the Board at the 2006 annual meeting. Shares represented by proxies given to us will be voted for any substitute or additional nominees. Knightspoint reserves the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of

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Sharper Image Corporation
March 6, 2006
Page 4 of 7

disqualifying any of the nominees. Any of the foregoing actions taken by Knightspoint described in this paragraph would be without prejudice to the issue of whether any such action by the Company was valid under the circumstances.

In fulfillment of the requirements of Sections 2.11 and 2.12 of Article 2 of the Bylaws, Knightspoint hereby provides the following information:

Knightspoint is a holder of record of the Shares. Knightspoint is a beneficial holder of 57,000 shares of Common Stock. The general partner of Knightspoint Partners II, L.P. is Knightspoint Capital Management II LLC, a Delaware limited liability company formed to be the general partner of Knightspoint Partners II, L.P. The sole Member of Knightspoint Capital Management II LLC is Knightspoint Partners LLC, a Delaware limited liability company that is engaged in the business of investing in various companies. Each of Michael Koeneke and David Meyer is a Managing Member of Knightspoint Partners LLC.

The address of Knightspoint is Knightspoint Partners II, L.P., 787 Seventh Avenue, 9th Floor, New York, New York 10019.

Knightspoint believes that the following stockholders of the Company support the above proposals:

         Starboard Value and Opportunity Master Fund Ltd., an exempted company organized under the laws of the Cayman Islands ("Starboard"), is the beneficial owner of 1,175,488 shares of Common Stock, as of December 21, 2005, held of record by Cede & Co., as nominee of The Depository Trust Company. The address of Starboard is Starboard Value and Opportunity Master Fund Ltd., c/o Admiral Advisors, LLC, 666 Third Avenue, 26th Floor, New York, NY 10017-3066.

         Parche, LLC, a Delaware limited liability company ("Parche"), is the beneficial owner of 223,903 shares of Common Stock, as of December 21, 2005, held of record by Cede & Co., as nominee of The Depository Trust Company. The address of Parche is Parche, LLC, c/o Admiral Advisors, LLC, 666 Third Avenue, 26th Floor, New York, NY 10017-3066.

         Jerry Levin is the beneficial owner of 20,000 shares of Common Stock held of record by Cede & Co., as nominee of The Depository Trust Company. Mr. Levin's address is Jerry Levin, c/o JW Levin Partners LLC, 9 W. 57th Street, 26th Floor, New York, New York, 10019.

         Michael Glazer is the beneficial owner of 3,000 shares of Common Stock held of record by Cede & Co., as nominee of The Depository Trust Company. Mr. Glazer's address is Michael Glazer, c/o 75 North Street, #350, Pittsfield, Massachusetts 01201.

         The address of Cede & Co. is Cede & Co., c/o The Depository Trust Company, 55 Water Street, New York, New York, 10041.

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Sharper Image Corporation
March 6, 2006
Page 5 of 7

Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, LLC, C4S & Co., L.L.C., Ramius Advisors, L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC and Admiral Advisors, LLC may be deemed to be members of a group, as such term is defined under Rule 13(d)(3) of the Securities Exchange Act of 1934 (collectively, the "Knightspoint Group"). In addition, although they do not affirm their membership in the group that is composed of, and affirmed by, the Knightspoint Group, each of Michael Glazer, David R. Glew, Peter M. Weil and Andrea Weiss (collectively, the "Other Nominees") may be deeded to be participants with respect to the proposals set forth in this letter. Each of the Other Nominees disclaims beneficial ownership of Common Stock held by the Knightspoint Group and, similarly, the Knightspoint Group disclaims beneficial ownership of Common Stock held by the Other Nominees. Attached as Schedule D is information regarding the Knightspoint Group and the Other Nominees.

For certain information regarding the transactions in securities of the Company by Knightspoint, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC and the nominees, see Schedule B attached hereto.

In addition, certain information regarding the qualifications of each Nominee responsive to the experience and independence requirements of the rules of the Securities and Exchange Commission and the Nasdaq National Market is set forth in Schedule A attached hereto (without conceding that any such information is required to be disclosed in this Notice). Knightspoint expects that, if elected, each Nominee is prepared to serve the interests of all of the stockholders of the Company and to make himself available to the Board in the fulfillment of his duties as a director.

Starboard, Parche, and Knightspoint Partners LLC have an agreement pursuant to which Knightspoint Partners LLC provides advice and services with respect to the parties' investments in the Common Stock of the Company, among other matters. Under such agreement, the parties agree to coordinate the acquisition and disposition of Common Stock of the Company with Knightspoint Partners LLC and to cooperate with respect to proxy votes and related matters (however, each of the parties to the agreement retains the sole discretion over acquisitions and dispositions of, and voting authority over, the shares of Common Stock that it holds). For such services, Knightspoint Partners LLC receives an amount equal to 11% of the profits realized by Parche and Starboard on their investment in the Company. "Profits" are defined as pre-tax capital gains (losses) plus dividends less applicable broker fees and allocated Transaction Expenses. "Transaction Expenses" are defined as any direct expenses incurred by the group in connection with the investment including documented legal, travel and other "out of pocket" expenses.

Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, and Knightspoint Partners II, L.P. have also orally agreed that all expenses incurred in connection with the activities of the Knightspoint Group shall be allocated among each of them pro rata in accordance with the number of shares of Common Stock beneficially owned by each.


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Sharper Image Corporation
March 6, 2006
Page 6 of 7

Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, and Knightspoint Partners LLC have also orally agreed (on behalf of themselves and their affiliates) not to acquire additional shares or other securities of the Company without the consent of the other parties.

In addition, Knightspoint Partners LLC has orally agreed to pay to Mr. Levin one-third of any performance fees received from Parche or Starboard in connection with their investment in the Company in the event that Mr. Levin does not ultimately assume a paid role with the Company (other than customary fees for directors and committee members). However, no arrangement with respect to any such future paid role has been discussed with the exception of identifying the potential positions of lead outside director, Chairman and/or interim Chief Executive Officer. Any future compensation arrangement between Mr. Levin and the Company would be negotiated solely on an arms length basis between Mr. Levin and the Company.

Knightspoint, Starboard, and Parche have entered into agreements with the nominees pursuant to which, among other things, the nominees will be indemnified against certain potential liabilities that might arise in connection with their being named as director nominees and related matters. Copies of these agreements are set forth on Schedule C hereto.



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Sharper Image Corporation
March 6, 2006
Page 7 of 7

This notice fully complies with the applicable provisions of the Bylaws. Any claim that this notice is in any way defective or deficient, and all further correspondence on this matter, should be addressed to David Meyer, Knightspoint Partners LLC, 787 Seventh Avenue, 9th Floor, Tel: (212) 786-6020, Fax: (212) 786-6040 with a copy to Stanley H. Meadows, P.C., McDermott Will & Emery LLP, 227 West Monroe Street, Suite 4700, Chicago, Illinois 60606, Tel: (312) 984-7570, Fax: (312) 984-7700, so that there is adequate opportunity to address such claim in a timely fashion.

                                    KNIGHTSPOINT PARTNERS II, L.P.

                                    By:  Knightspoint Capital Management II
                                    LLC, its general partner

                                    By:  Knightspoint Partners LLC, its member



                                    By: /s/ David Meyer
                                        --------------------------------------
                                    Name:  David Meyer
                                    Title:   Managing Member

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                                [Schedules omitted]